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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56987) pertaining to the 1997 Long-Term Equity Incentive Plan and the Employee Stock Purchase Plan of Province Healthcare Company of our reports dated: (1) April 30, 1997, except for the second paragraph of Note 10, as to which the date is February 4, 1998, with respect to the consolidated financial statements of Brim, Inc., and (2) February 19, 1999, except for Note 16, as to which the date is February 22, 1999, with respect to the consolidated financial statements and schedule of Province Healthcare Company, both included in its Annual Report (Form 10-K) for the year ended December 31, 1998.



                                      /s/ Ernst & Young LLP

Nashville, Tennessee
March 25, 1999